                                                                       EXHIBIT 5

                        Shaw Pittman Potts & Trowbridge
               A Partnership Including Professional Corporations
                              2300 N Street, N.W.
                            Washington, D.C. 20037


                                  May 1, 1998

Snyder Communications, Inc.
6903 Rockledge Drive
15th Floor
Bethesda, Maryland 20817

Ladies and Gentlemen:

        We have acted as counsel for Snyder Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of 9,487,500 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (No. 333-50929) (the "Registration Statement"), and with the proposed sale of the Shares to the public through certain underwriters. Of the maximum of 9,487,500 Shares of Common Stock to be offered and sold, certain Shares are to be offered by the Company on a firm commitment underwritten basis, certain Shares are to be offered by stockholders of the Company (the "Primary Selling Stockholders") on a firm commitment underwritten basis, certain Shares will be offered by option holders of the Company upon exercise by them of outstanding options on a firm commitment basis (the "Option Selling Stockholders"), and certain Shares will be offered by stockholders of the Company (the "Over-Allotment Selling Stockholders," and, collectively with the Primary Selling Stockholders and the Option Selling Stockholders, the "Selling Stockholders") pursuant to 30-day options granted by the Over-Allotment Selling Stockholders to the underwriters solely to cover over-allotments.

        Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and the Selling Stockholders and such other instruments as we have deemed necessary, and upon the laws as currently in effect, we are of the opinion that:

        1. The Shares of Common Stock to be offered by the Company pursuant to the Registration Statement have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms of the purchase agreements referred to in the Registration Statement, will be fully paid and non-assessable.

SNYDER COMMUNICATIONS INC.
May 1, 1998
Page 2

        2. The shares of Common Stock of the Company to be offered by the Primary Selling Stockholders and the Over-Allotment Selling Stockholders pursuant to the Registration Statement have been duly authorized, were validly issued and are fully paid and non-assessable.

        3. The shares of Common Stock of the Company to be offered by the Option Selling Stockholders pursuant to the Registration Statement have been duly authorized and, upon issuance by the Company in accordance with their respective option agreements, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectuses that constitute a part of the Registration Statement.


                                        Sincerely,

                                        /s/ SHAW PITTMAN POTTS & TROWBRIDGE